CAPSTONE SERIES FUND, INC.
                               STEWARD FUNDS, INC.
                          CAPSTONE CHURCH CAPITAL FUND
                                (each, a "Fund")
                         CAPSTONE ASSET PLANNING COMPANY
                                    ("CAPCO")

                                 CODE OF ETHICS
                               (Rule 17j-l Policy)

                Governing Purchase and Sale of Securities by Each
                     Officer, Director, Trustee and Employee

STATEMENT OF POLICY
-------------------

CAPCO, its officers, directors and employees, and the officers, directors, trustees and employees of each Fund have an affirmative duty of good faith and full and fair disclosure of all material facts to the Funds and their shareholders ("Shareholders"). This duty is particularly pertinent whenever CAPCO or such persons are in a situation involving a real or potential conflict of interest. CAPCO and all such persons must act, and exercise responsibility, for the benefit of the Funds and their Shareholders and may not participate in activities that may conflict with the interests of the Funds and their Shareholders except in accordance with this Code of Ethics ("Code"). CAPCO and such persons must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of the Funds and their Shareholders. This Code is designed to implement these policies, in accordance with applicable legal requirements.

[Note that similar policies and legal requirements are applicable to the Funds' Adviser, Capstone Asset Management Company ("CAMCO"), which has its own separate Code of Ethics. CAMCO's Code of Ethics is subject to the approval requirements of Section VII of this Code.]

ACKNOWLEDGEMENT OF RECEIPT
--------------------------

All officers, directors and employees of CAPCO and all officers, directors, trustees and employees of each Fund must receive a copy of this Code and of any amendments to this Code and must acknowledge receipt of the Code and amendments on the form attached as Appendix 1.

DEFINITIONS
-----------

Following are definitions of certain terms used in this Code.

     1.    1940 Act - Investment Company Act of 1940, as amended.

     2.    Access Person -
           -------------

           A. as to a Fund, all directors or trustees and officers of a Fund are presumed to be Access Persons of that Fund.

           B. with respect to CAPCO, any director or officer of CAPCO who in the ordinary course of business makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by a Fund or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Covered Securities.

     3. Access Person Account -- a securities account of (a) an Access Person; (b) an immediate family member who shares the Access Person's household; (c) another person who shares the Access Person's household; (d) an account of anyone to whose support the Access Person materially contributes; and (e) any other securities account over which the Access Person exercises a controlling influence. An Access Person Account does not include an account for which an Access Person has a Beneficial Ownership interest but over which the Access Person does not exercise investment discretion or otherwise have any direct or indirect influence or control, provided that the procedures set forth in this Code are followed.

     4. Adviser - any entity that serves as investment adviser or sub-adviser to a Fund, provided that the responsibilities of an Adviser or its affiliates (including its Access Persons) in this Code shall be with respect only to the Fund(s) for which such Adviser serves as investment adviser or sub-adviser, and such responsibilities of Capstone Asset Management Company ("CAMCO") shall be covered by CAMCO's Code of Ethics.

     5. Advisory Person - includes (a) any natural person in a control relationship to a Fund who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Covered Securities by a Fund; and (b) any director, officer, general partner or employee of a Fund (or of any company in a control relationship to a Fund) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund or whose functions relate to the making of any recommendations with respect to the purchases or sales.

     6. Automatic Investment Plan - a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

     7. Beneficial Ownership - generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Act of 1934. Among other things, Beneficial Ownership is presumed regarding securities and accounts held in the name of a spouse or any other family member living in the same household. Beneficial Ownership also extends to transactions by entities over which a person has ownership, voting or investment control, including corporations (and similar entities), trusts and foundations.

     8.    CAPCO -- Capstone Asset Planning Company

     9.    Code - this Code of Ethics.

     10. Chief Compliance Officer - person or persons designated by a Fund's Board of Directors/Trustees and by CAPCO to fulfill the responsibilities assigned to the Chief Compliance Officer hereunder.

     11. Covered Security - any security as defined in Section 2(a)(36) of the 1940 Act (a broad definition that includes any interest or instrument commonly known as a security), but excluding (a) direct obligations of the U.S. Government, (b) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and (c) shares of open-end investment companies (including exchange-traded funds ("ETFs") that are organized as open-end funds).

     12.   Exempt Securities - (a) direct obligations of the U.S. Government;
           (b) money market instruments (bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments); (c) money market fund shares;
           (d) shares of other types of mutual funds (including exchange-traded funds ("ETFs") that are organized as open-end funds), other than shares of a fund for which CAPCO, CAMCO or an affiliate acts as investment adviser or principal underwriter; (e) units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds not affiliated with CAPCO or CAMCO; and (f) large capitalization highly liquid domestic equities as listed quarterly by the Chief Compliance Officer.

     13. Fund - any investment company registered under the 1940 Act for which CAMCO or CAPCO acts as investment adviser, administrator or principal underwriter.

     14. Independent Director - a director or trustee of a Fund who is not an "interested person" of the Fund (as defined in Section 2(a)(19) of the 1940 Act).

     15. Initial Public Offering - an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

     16. Investment Person (a) any employee of a Fund (or of any company in a control relationship to a Fund) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund; or (b) any natural person who controls a Fund and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by the Fund. An Investment Person is an Advisory Person and an Access Person.

     17. Limited Offering - an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under that Act.

     18. Purchase or Sale of a Covered Security - includes, among other things, the writing of an option to purchase or sell a Covered Security.

     19. Security Held or to be Acquired - any Covered Security that, within the most recent 15 days (i) is or has been held by a Fund, (ii) is being considered by a Fund or by its Adviser for purchase by the Fund, or (iii) any option to purchase or sell, and any security convertible into or exchangeable for, one of the foregoing.

INSIDER TRADING

LAW
---

In the course of business, CAPCO and its employees, as well as directors, trustees, officers and employees of the Funds, may have access to various types of material non-public information. Trading while in possession of material non-public information or communicating such information to others who may trade on such information is a violation of the securities laws. This conduct is frequently referred to as "insider trading" (whether or not one is an "insider").

While the law concerning insider trading is not static, it is generally understood to prohibit:

          (a) trading by an insider while in possession of material non-public information; in the case of an Adviser, information pertaining to the Adviser's positions or trades for its clients may be material non-public information;

          (b) trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated;

          (c)  communicating material non-public information to others; or

          (d)  trading ahead of any reports or recommendations prepared by CAPCO

WHO IS AN INSIDER? The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, and banks, and the employees of such organizations. In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company. An employee of CAPCO could become a temporary insider to a company because of CAPCO's and/or employee's relationship to the company (e.g., by being an analyst who studies the company or an employee who has contact with company executives). A company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider. In addition, non-employees may come into possession of material non-public information about the Funds' investment activities and be deemed temporary insiders (if they have such information for a limited period), or quasi-insiders (if their access to such information is routine, with access to current information about the Funds' trading and portfolio holdings).

WHAT IS MATERIAL INFORMATION? Trading on non-public information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security. Information that Employees should consider material includes, but is not limited to:

dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt rating by a statistical rating organization, and significant product or management developments.

Material information does not have to relate to the issuer's business. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter at The Wall Street Journal was found criminally liable for disclosing to others the date that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

As indicated, the SEC has stated that information concerning an investment adviser's holdings or transactions may be material non-public information.

WHAT IS NON-PUBLIC INFORMATION? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information which would be considered public could include information found in a report filed with the SEC, appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation, or widely available via Internet access.

WHAT IS TIPPING? Tipping involves providing material non-public information to anyone who might be expected to trade while in possession of that information. An Employee may become a "tippee" by acquiring material non-public information from a tipper, which would then require the Employee to follow the procedures below for reporting and limiting use of the information.

PENALTIES FOR INSIDER TRADING. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers, and may include fines or damages up to three times the amount of any profit gained or loss avoided. A person can be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation.

POLICY
------

CAPCO forbids any employee to trade, either personally or on behalf of others, while in possession of material non-public information or to communicate material non-public information to others in violation of the law. CAPCO's insider trading prohibitions apply to all employees and extend to activities within and outside their duties as Employees of CAPCO.

In addition, it is the policy of CAPCO that all information about the Funds' securities holdings and transactions is to be kept in strict confidence by those who receive it, and such information may be divulged only within CAPCO and to those who have a need for it in connection with the performance of services to the Funds' and their Shareholders..

PROCEDURES
----------

IDENTIFICATION AND PROTECTION OF INSIDER INFORMATION. If an Employee believes that he or she is in possession of information relative to securities that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

     o Report the matter immediately to the Chief Compliance Officer, who will document the matter.

     o Refrain from purchasing or selling the securities on behalf of him or herself or others.

     o Refrain from communicating the information inside or outside CAPCO other than to the Chief Compliance Officer.

After reviewing the issue, the Chief Compliance Officer, or his designee, will notify the Employee that (i) trading in the security is restricted; (ii) trading in the security is not restricted; or (iii) such other action will be taken as the Chief Compliance Officer, or his designee, deems appropriate. This may include imposing firewalls or other safeguards to prevent the communication of the material non-public information and permitting trading of such security by Employees other than the Employee in possession of the material non-public information. If an Employee is in possession of material non-public information relative to a security and it is not appropriate to permit continued trading in the security by CAPCO or its Employees, the Chief Compliance Officer, or his designee, will notify all Employees that the security is restricted. All decisions about whether to restrict a security, or remove a security from restriction, will be made by the Chief Compliance Officer or his designee. Restrictions on a security also extend to options, rights and warrants relating to such security. When a security is restricted, all new trading activity of such security shall cease, unless approved in writing by the Chief Compliance Officer or his designee. In addition, Employees are prohibited from communicating the fact that trading is restricted in a particular security to anyone outside CAPCO. A security will be removed from restriction if the Chief Compliance Officer determines that no insider trading issue remains with respect to such security (for example, if the information becomes public or no longer is material).

RESTRICTING ACCESS TO MATERIAL NON-PUBLIC INFORMATION. Information in the possession of an Employee that has been identified as material and non-public may not be communicated to anyone, including persons within CAPCO, except as provided above. In addition, care should be taken so that such information is secure. Documents and files that contain material non-public information should be stored in locked file cabinets or other secure locations and access to computer files containing material non-public information should be restricted. Employees may not discuss material non-public information with, or in the presence of, persons who are not affiliated with CAPCO or authorized to receive such information. To this end, Employees should avoid discussions of material non-public information in hallways, elevators, trains, subways, airplanes, restaurants and other public places generally. The use of speaker phones or cellular telephones also should be avoided in circumstances where such information may be overheard by unauthorized persons.

ACCOUNT REVIEW TO DETECT INSIDER TRADING. To detect insider trading, the Chief Compliance Officer or his designee, will review the trading activity of the Funds, accounts of Employees and any CAPCO accounts. Such reviews will be documented by the Chief Compliance Officer or his designee, no less frequently than quarterly. The Chief Compliance Officer or his designee will investigate any instance of possible insider trading and fully document the results of any such investigation. At a minimum, an investigation record should include: (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation's disposition.

PERSONAL SECURITIES TRANSACTIONS AND REPORTING REQUIREMENTS

Employee investments must be consistent with the mission of CAPCO to always put the interests of the Funds and their Shareholders first and with the requirement that CAPCO and its Employees not trade on the basis of material non-public information concerning the investment decisions for the Funds or the Funds' transactions or holdings. Directors, officers and employees of the Funds should also observe these principles. Note that Independent Directors are exempt from certain of these requirements. See "Special Rules for Independent Directors," below.

LAW
---

     Rule 17j-l under the 1940 Act makes it unlawful for CAPCO, any director, officer or employee or other affiliated person of a Fund or of CAPCO, in connection with the purchase and sale by such person of a "security held or to be acquired" by a Fund:

     1. To employ any device, scheme or artifice to defraud the Fund;

     2. To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

     4. To engage in any manipulative practice with respect to the Fund.

     This Code also reflects certain rules of the Financial Industry Regulatory Authority ("FINRA") that are applicable to CAPCO as well as requirements under other federal securities laws, such as rules concerning insider trading.

     To assure compliance with these restrictions and requirements, each Fund and CAPCO agree to be governed by the provisions contained in this Code and to apply the Code to its officers, directors, trustees and employees, as applicable.

SPECIAL RULES FOR INDEPENDENT DIRECTORS
---------------------------------------

Pre-Approval -- The pre-approval requirements of this Code shall not apply to Independent Directors. The primary function of the Independent Directors is to set policy and monitor the management performance of the Funds' officers and employees and the partners and employees of CAMCO involved in the management of the Funds. Although they receive information after the fact as to portfolio transactions by the Funds, Independent Directors are not given advance information as to the Funds' contemplated investment transactions.

An Independent Director who wishes to purchase or sell any security will therefore generally not be required to obtain advance approval of his security transactions. If, however, during discussions at Board meetings or otherwise an Independent Director should learn in advance of the Funds' current or contemplated investment transactions, then advance approval of transactions in the securities of such company(ies) shall be required for a period of 30 days from the date of such Board meeting. In addition, an Independent Director can voluntarily obtain advance approval of any security transaction or transactions at any time.

Reporting by Independent Directors -- The reporting requirements of this Code shall not apply to an Independent Director unless he knew, or in the ordinary course of fulfilling his official duties as a director or trustee should have known, at the time of his transaction, that during the 15-day period immediately before or after the date of the transaction (i.e., a total of 30 days) by the Independent Director such security was or was to be purchased or sold by any of the Funds or such a purchase or sale was or was to be considered by a Fund. If he makes any transaction requiring such a report, he must report all securities transactions effected during the quarter for his account or for any account in which he has a direct or indirect Beneficial Ownership interest and over which he has any direct or indirect influence or control.

POLICY
------

GENERAL PRINCIPLES. Each Fund and CAPCO shall be governed by the following principles and shall apply them to its Access Persons.

     1. No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-l set forth above.

     2. The interests of the Funds and their shareholders are paramount and come before the interests of any Access Person or employee.

     3. Personal investing activities of all Access Persons and employees shall be conducted in a manner that avoids actual or potential conflicts of interest with the Funds and their shareholders.

     4. Access Persons shall not use their positions, or any investment opportunities presented because they hold those positions, to the detriment of the Funds and their shareholders.

ACCESS PERSONS. CAPCO and the Funds maintain a designated list of Access Persons which is distributed to the President and CCO each quarter for their review and signature. It is the policy of CAPCO and the Funds that all designated Access Persons must file all required initial and annual holding reports and quarterly reports of transactions in Access Person Accounts.

MAINTAINING ACCESS PERSON ACCOUNTS. All Access Persons must obtain prior approval before opening an Access Person Account. In addition, all Access Persons are required to provide to the Chief Compliance Officer duplicate account statements and trade confirmations for all Access Person Accounts.

PRE-CLEARANCE.

(a) PARTICIPATION IN INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS. It is the policy of CAPCO and the Funds that an Access Person may acquire direct or indirect ownership of securities in an initial public offering or in a limited offering only if advance approval is obtained from the Chief Compliance Officer or his designee. Note that there are no exceptions to the pre-clearance requirement for IPO's and limited offerings.

(b) OTHER SECURITIES TRANSACTIONS. Transactions in securities other than initial public offerings and private placements by Access Persons are subject to pre-clearance by the Chief Compliance Officer or his designee (see "Procedures" section, below), except for transactions in Exempt Securities.

Generally, a transaction in a security in an Access Person Account will be prohibited if a Fund is considering investing, has an outstanding order for or has within 24 hours executed a Firm Trade in that security. A "Firm Trade" means a transaction in a security by the Adviser on behalf of the interest of the Funds for the Funds' Shareholders.

PROHIBITED TRANSACTIONS. No Access Person may trade in any Access Person account in any security subject to a restriction on trading issued by the Chief Compliance Officer, or his designee, under the insider trading policies and procedures set forth in this Code.

PROCEDURES
----------

ACCESS PERSON ACCOUNTS
----------------------

OPENING AN ACCESS PERSON ACCOUNT. Prior to opening any Access Person Account, including an account in which only Exempt Securities are traded, an Access Person must provide written notice to the Chief Compliance Officer, or his designee, who must approve the opening of the account.

DUPLICATE STATEMENTS AND CONFIRMATIONS. For any Access Person Account opened or maintained at a broker-dealer, bank or similar financial institution, each Access Person shall be responsible for providing account statements and confirmations to Compliance Department. Duplicate account statement and trade confirmations sent directly by a broker-dealer should be sent to the following address:

                         CAPSTONE ASSET PLANNING COMPANY
                           Attn: Compliance Department
                           5847 San Felipe Suite 4100
                              Houston, Texas 77057

Such statements must be provided on issuance for Access Person Accounts, and all such statements must be received no later than 30 days after the end of each calendar quarter, except for accounts in which the Access Person transacts only in Exempt Securities. Duplicate confirmations must be provided upon issuance.

REPORTING REQUIREMENTS
----------------------

HOLDINGS AND TRANSACTION REPORTING REQUIREMENTS. All Access Persons must file initial and annual holdings reports and quarterly transaction reports with respect to their securities holdings and transactions in Covered Securities in which beneficial ownership is held or acquired by the Access Person, except holdings in an account over which the Access Person has no direct or indirect influence or control. Additionally, transactions pursuant to an Automatic Investment Plan need not be included in the transaction reports. Access Persons who file reports under CAMCO's Code of Ethics need not file information under this Code that would duplicate information provided under the CAMCO Code. This reporting requirement applies to any securities received through gift, inheritance or other non-volitional means and any transactions effected pursuant to an automatic investment plan.

INITIAL HOLDINGS REPORT. Within 10 days of commencement of employment by CAPCO or a Fund, or otherwise becoming an Access Person, each Access Person shall file with the Chief Compliance Officer an Initial or Annual Holdings Report on the form attached as Appendix 2 or a substitute acceptable to the Chief Compliance Officer. The report shall include information on all Covered Securities beneficially owned by the Access Person except holdings in an account over which the Access Person has no direct or indirect influence or control. The information in the report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The report shall include:
(a) the title, number of shares and principal amount of each Covered Security in which the Access Person had any Beneficial Ownership interest as of the date the person became an Access Person; (b) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and (c) the date the report is submitted by the Access Person.

ANNUAL HOLDINGS REPORT. Each Access Person must file annually an Initial and Annual Holdings Report on the form attached as Appendix 2 or a substitute acceptable to the Chief Compliance Officer. The information in the report shall be current as of a date no more than 45 days before the report is submitted. The information in the reports shall be as of December 31 and shall be filed during the month of January. The report shall include: (a) the title, number of shares and principal amount of each Covered Security in which the Access Person had any Beneficial Ownership interest as of December 31; (b) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and
(c) the date the report is submitted by the Access Person.

QUARTERLY TRANSACTIONS REPORT. Each Access Person shall file with the Chief Compliance Officer a Quarterly Personal Securities Transaction Report in the form attached as Appendix 3 (or a substitute acceptable to the Chief Compliance Officer) within 30 days of the end of each calendar quarter. Such report need not include information contained in brokerage reports sent directly to the Chief Compliance Officer. (See "Procedures," below.) The report need not include information regarding transactions in any account over which the Access Person has no direct or indirect influence or control. The report also need not include information regarding transactions effected pursuant to an Automatic Investment Plan. The report must include the name of the security, date of the transaction, CUSIP or ticker number, interest rate and maturity date, number of shares or principal amount, price, nature of the transaction and name of the bank, broker-dealer or financial institution through which the transaction was effected. The date of submission of the report must also be included. Information regarding such transactions need not be reported if duplicate statements and confirmations for all Access Person Accounts have been provided to the Chief Compliance Officer or his designee. Even if no transactions are required to be reported, each Access Person must submit such a report certifying that all transactions have been reported. Access Persons must independently report securities that do not appear on the confirmations or account statements (e.g., securities acquired in a private placement or by gift or inheritance) on the Quarterly Securities Transaction Report form provided.

PRECLEARANCE
------------

Any Access Person who wishes to effect a transaction in securities, including any private placement, initial public offering or limited offering (including those in an Exempt Security) must first obtain written pre-clearance of the transaction from the Compliance Department. Pre-clearance is not required for transactions in Exempt Securities except as noted in the preceding sentence. (See Appendix 4.)

Prior to the placement of any order, the Access Person must submit to the Compliance Department a Pre-Approval Trading Form for Access Person Accounts (see Appendix 4), including a copy of the applicable offering documents in the case of a private placement. A Compliance Officer will review prior and proposed trading activity to determine whether to approve the trade request. The Compliance Officer will indicate on the form whether or not the trade is approved and the time period that is covered by any such approval.

Failure to obtain any required Pre-Clearance of Personal Securities Transactions is a violation of this Code and will result in sanctions (see "Sanctions," below).

Unless the Compliance Department has approved the proposed transaction, the Access Person may not trade in that security. If approval for a proposed transaction is granted, it will be effective for the period noted on the form. If the transaction is not effected as approved, the Access Person must again seek approval for the transaction.

FIRM TRADES EFFECTED AFTER ACCESS PERSON TRADES. A Compliance Officer reviews Firm trading activity quarterly to determine whether any Firm trades have been effected within 24 hours after an approved trade for an Access Person Account. If a Firm trade occurred within such 24 hour period, the Chief Compliance Officer or his designee will discuss the original trade with the Access Person and determine whether the trading activity was appropriate. The Chief Compliance Officer may require the Access Person to take such action as the Chief Compliance Officer deems necessary in connection with such trade, including but not limited to, requiring that the Access Person break or reverse his or her trade. The Chief Compliance Officer will document any investigation into such trading activity.

REVIEW AND AVAILABILITY OF PERSONAL TRADE INFORMATION. All information supplied under these procedures, including quarterly transaction and initial and annual holdings reports, is reviewed by the Chief Compliance Officer or his designee for compliance with the policies and procedures in this Code of Ethics. Such Compliance Officer will review all account statements within 60 days after the end of the quarter to which they apply and will review confirmations promptly upon receipt. In undertaking such review, such Compliance Officer shall:

        o address whether the Access Person received pre-approval for all trades;
        o address whether the Access Person complied with all other applicable internal procedures;
        o compare Access Person transactions to any restrictions in effect at the time of the trade;
        o and periodically analyze the Access Person's trading for patterns that may indicate abuse.

     The Chief Compliance Officer or his designee will document such reviews by initialing Access Person statements or otherwise indicating the statements that have been reviewed and will maintain copies of the Access Person reports and account statements received.

     SANCTIONS

     Code Violations and Sanctions

     Any potential violation of the provisions of the Code or related policies will be investigated by the CAPCO/CAMCO Compliance Department, or, if necessary, the CAPCO and/or Fund Board of Directors or Trustees and/or outside legal counsel. If a determination is made that a violation has occurred, a sanction may be imposed. Sanctions may include, but are not limited to one or more of the following: a warning letter, fine, profit surrender, personal trading ban, termination of employment or referral to civil or criminal authorities. Material violations will be reported promptly to the President and/or the Board of Directors for CAPCO and to the Chief Compliance Officer of any investment company for which CAMCO or an affiliate acts as an investment advisor or for which CAPCO or an affiliate acts as principal underwriter. The Chief Compliance Officer will also comply with the reporting requirements of this Code.

     Pre-Clearance Violations

5. If during a 12 month period a CAPCO Access Person fails to comply with the provisions of Pre-Clearance of Personal Securities Transactions, the following sanctions will be imposed:

        1st Violation - Verbal Violation Warning
        2nd Violation - Written Violation Warning
        3rd Violation - $250.00 fine plus any profits obtained from the violation.
        4th Violation - $500.00 fine plus any profits obtained from the violation.
        5th Violation - Possible termination from employment

     CONFIDENTIALITY. The Chief Compliance Officer or his designee will maintain records in a manner to safeguard their confidentiality. Each Access Person's records will be accessible only to the Access Person, the Compliance Department, senior officers and appropriate human resources personnel.

GIFTS, ENTERTAINMENT AND CONTRIBUTIONS

LAW
---

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with CAPCO or with whom CAPCO is seeking to do business could call into question the independence of its judgment in connection with entities for whom it acts as distributor and with whom it does business, and could result in violation of numerous federal and state civil and criminal laws.

     o The acceptance or offering of gifts by an Employee may create a conflict of interest between CAPCO as distributor of the Funds and the Shareholders to whom a fiduciary duty is owed.

     o ERISA prohibits the offering or acceptance of fees, kickbacks, gifts, loans, money, and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment, favors, or other items of value may be viewed as influencing decision-making and therefore unlawful under ERISA.

     o Many public employee benefit plans have codes of ethics prohibiting fiduciaries from accepting gifts and entertainment outside minimal limits. Many corporate employee benefit plan fiduciaries are subject to similar requirements imposed by plan sponsors. The provision of gifts or entertainment to plan fiduciaries could cause them to be in breach of their obligations under plan documents, as well as federal and state laws.

     o Other federal laws and regulations prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which is viewed as a form of bribery. Providing gifts and entertainment to foreign officials may violate the Foreign Corrupt Practices Act.

POLICY
------

DEFINITIONS. "Gifts" include, but are not limited to, theater tickets or tickets to sporting events, registration fees for outings or golf tournaments, vacations, payment of travel, other expenses for outings or events or for conferences or seminars where the giver and recipient do not attend the event together, cash, flowers, candy, wine or liquor, promotional items and any other item of value. "Entertainment" includes, but is not limited to, theater or sporting events, restaurant meals, outings, golf tournaments, vacations, conferences or seminars without a clear business purpose and any other occasion or event at which the giver accompanies the recipient. "Employee" is a CAPCO employee. "Client" is an entity for which CAPCO provides professional services and includes persons associated with such entity.

GENERAL POLICY. The level and frequency of gifts and entertainment that may be deemed to rise to a violation of law is a matter of judgment, and perceptions may differ. In general, Employees should never offer gifts or entertainment, or offer favors or other things of value if the acceptance of such items could impair the ability of a representative of a Client or prospective Client to carry out his or her fiduciary duties. Employees should never accept gifts or entertainment, or favors or other things of value that could impair their ability to make decisions consistent with CAPCO's fiduciary duty to its Clients and the Employee's duty to CAPCO.

This Policy requires that gifts and entertainment offered, provided or received by an employee be for an appropriate business purpose and either be within certain dollar limits as prescribed herein, or approved in writing by the President or Chief Compliance Officer, or his designee.

ACCEPTING GIFTS AND ENTERTAINMENT. Extraordinary or extravagant gifts must be declined or returned, unless approval is given by the President or Chief Compliance Officer. Gifts of nominal value (i.e., gifts that have an aggregate value of no more than $100 annually from a single giver) and entertainment at which both the Employee and the giver are present may be accepted subject to the guidelines set forth below. Gifts should be sent to Employees at CAPCO's offices and should not be sent to an Employee's home. If an Employee receives a gift at home, the Employee should discourage this practice in the future. Gifts received in excess of the $100 limit should be returned to the giver with an explanation of CAPCO's policy or, with the direct approval of the President or Chief Compliance Officer, donated to an appropriate charity. All gifts and entertainment that an Employee receives must be reported in accordance with the procedures below.

GIVING GIFTS AND PROVIDING ENTERTAINMENT. Employees may not give any gift(s) with an aggregate value in excess of $100 per year to Client or prospective Client, or to any person associated with a securities or financial organization, any other investment management firm, or members of the news media. Employees may provide reasonable entertainment to such persons provided that both the Employee and the recipient are present, there is a business purpose for the entertainment and the entertainment is within the guidelines set forth below.

SOLICITATION OF GIFTS. All solicitation of gifts or gratuities from a Client or prospective Client is prohibited.

GIFT AND ENTERTAINMENT GUIDELINES. The following guidelines apply to specific types of gifts and entertainment.

         Cash. No Employee may give or accept cash gifts or cash equivalents.

         Reimbursement of Expenses. All travel and entertainment expenses that are eligible for reimbursement must have a legitimate business purpose and be appropriately documented.

         Meals. Business meals are permitted as long as they are not excessive in number or cost. Business dinners generally should not exceed $100 per person.

         Cultural, Sporting and Other Events. Entertainment is permitted where
         (i) the face value of the ticket price does not exceed $100 and (ii) both the giver and the recipient attend the event. If the ticket price exceeds $100, prior approval from the President or the Chief Compliance Officer is required. Sponsorship of any part of a cultural, sporting, or similar event must be approved in advance by the Department Head and the President.

         Travel and Lodging Expenses It is normally expected that travel and lodging expenses will be paid by the Employer. Travel and lodging expenses paid by the Employee for a Client or prospective Client must be approved in advance by the Department Head, the President or the Chief Compliance Officer.

         Car Expenses. Employees may not accept or offer limousine service, car service, or car rental, except between a permitted business or entertainment event and one's home, office or other meeting place. Employees may not accept or offer limousine service or car rental for extended use.

CLIENT COMPLAINTS. Employees may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All such matters must be handled by the Chief Compliance Officer.

ERISA CONSIDERATIONS. Entertainment of ERISA or public plan trustees may be permissible if there is a business purpose for the entertainment (e.g., review of account performance), but any such entertainment must be consistent with any Code of Conduct of the plan.

PROCEDURES
----------

PROHIBITED GIFTS AND ENTERTAINMENT. If an Employee has been offered a gift or has been invited to participate in an event that is outside the guidelines set forth above, the Employee must seek in writing the approval of the President or the Chief Compliance Officer in order to accept or retain such gift or entertainment. If an Employee wishes to provide any gift or entertainment that is outside the guidelines set forth above, the Employee must seek in writing the approval of the President or the Chief Compliance Officer prior to providing such gift or entertainment.

REPORTING OF GIFTS AND ENTERTAINMENT. Each Employee on a quarterly basis must complete a Gift & Entertainment Report (see Appendix 5). Each Employee should disclose all gifts and entertainment given or received for that quarterly reporting period. Employees may not give or receive any gift(s) with an aggregate value in excess of $100 per year to any individual. If an Employee did not give or receive a gift during the reporting period, then the Employee should mark "none" on the Gift and Entertainment Report. The Chief Compliance Officer or his designee will review each report and maintain a record of all reports submitted.

REIMBURSEMENT FOR GIFTS OR ENTERTAINMENT PROVIDED. Approval by the Department Head and, the President or the Chief Compliance Officer is a condition to reimbursement for gifts and entertainment in excess of $100 provided by a Registered CAPCO Employee. Any Employee seeking such reimbursement must submit a request in writing containing the name of the recipient of the gift or entertainment, the value of the gift or entertainment, the date on which the gift was made or entertainment took place and the business reason for the gift or entertainment.

YEAR END REVIEW. At the end of each calendar year, the Chief Compliance Officer or his designee will review all reports of gifts or entertainment for compliance with the provisions of this Code.

POLITICAL CONTRIBUTIONS. All political contributions in excess of $100 must be reported to the Chief Compliance Officer within five business days of being made. Records of such political contributions will be maintained by the Chief Compliance Officer or his designee. The Chief Compliance Officer or his designee will review all reports of political contributions upon receipt to determine compliance with this Manual.

     OUTSIDE BUSINESS ACTIVITIES

LAW
---

CAPCO's fiduciary duties to Clients dictate that CAPCO and its Employees devote their professional attention to Client interests and place those interests above their own and those of other organizations.

POLICY
------

Officers of CAPCO may not engage in any of the following outside business activities without the prior written consent of the President of CAPCO:

     o  Be engaged in any other business;

     o Be an officer of or employed or compensated by any other person for business-related activities;

     o Serve as general partner, managing member or in a similar capacity with partnerships, limited liability companies or private funds (other than those managed by CAPCO or its affiliates);

     o Engage in personal investment transactions to an extent that diverts an Employee's attention from or impairs the performance of his or her duties in relation to the business of CAPCO and its Clients;

     o Have any direct or indirect financial interest or investment in any dealer, broker, investment firm or other current or prospective supplier of goods or services to CAPCO from which the Employee might benefit or appear to benefit materially; or

     o Serve on the board of directors (or in any similar capacity) of another company, including not-for-profit corporations. Authorization for board service will normally require that CAPCO not hold or purchase any securities of the company on whose board the Employee sits. Such approval will be conditioned upon the implementation of Chinese Wall procedures to prevent the transmission or provision of material nonpublic information between CAPCO and the company on whose board the Employee sits.

PROCEDURES
----------

APPROVAL. Before undertaking any of the activities listed above, the Employee must provide to the President of CAPCO detailed information regarding all aspects of the proposed activity. The Employee may not undertake such activity until the Employee has obtained written approval from the President of CAPCO.

RESTRICTIONS ON ACTIVITIES. With respect to any outside activities engaged in by an Employee, the following restrictions shall be in effect: (i) the Employee is prohibited from implying that he or she is acting on behalf of, or as a representative of, CAPCO; (ii) the Employee is prohibited from using CAPCO's offices, equipment (including telephones and computers), stationery or e-mail accounts for any purpose not directly related to CAPCO business, unless such Employee has obtained prior approval from the President of CAPCO; and (iii) if the activity was required to be and has been approved by the President , the Employee must report any material change with respect to such acts.

CONFIDENTIALITY

LAW
---

During the course of employment with CAPCO, an Employee may be exposed to or acquire Confidential Information. "Confidential Information" is any and all non-public, confidential or proprietary information in any form concerning CAPCO, its affiliates, their investments and investment strategies, or its Clients or any other information received by CAPCO from a third party to whom CAPCO has an obligation of confidentiality, regardless of when such information was produced or obtained by CAPCO. Confidential Information also includes documentation in any medium or format whatsoever, and all reproductions, copies, notes and excerpts of any documentation comprising or including any Confidential Information, as well as information orally conveyed to the Employee.

Confidential Information shall not include (i) any information which the Employee can prove by documentary evidence is generally available to the public or industry other than as a result of a disclosure by the Employee, or (ii) any information that the Employee obtains from a third party who is not subject to a confidentiality agreement with CAPCO and who did not obtain that information directly or indirectly from CAPCO.

POLICY
------

Employees of CAPCO shall not at any time, while employed or at any time after being employed (i) disclose, directly or indirectly, any Confidential Information to anyone other than personnel of CAPCO or (ii) use or appropriate any Confidential Information. In no event may an Employee communicate Confidential Information to any person under circumstances in which it appears likely that such person will misuse the information.

PROCEDURES
----------

RESTRICTIONS ON COMMUNICATIONS OF CONFIDENTIAL INFORMATION. Each Employee agrees to inform the Chief Compliance Officer or his designee promptly if he or she (i) is seeking an exception in order to disclose Confidential Information in contravention of CAPCO's policy, or (ii) discovers that someone else is making or threatening to make unauthorized use or disclosure of Confidential Information.

PHYSICAL SECURITY OF INFORMATION. Employees should avoid discussions of Confidential Information in hallways, elevators, trains, subways, airplanes, restaurants and other public places generally. Use of speaker phones or cellular telephones also shall be avoided in circumstances where Confidential Information may be overheard by unauthorized persons. Documents and files that contain Confidential Information must be kept secure in order to minimize possibility that such Confidential Information will be transmitted to an unauthorized person. Confidential documents should be stored in locked file cabinets or other secure locations. Confidential databases and other Confidential Information accessible by computer should be maintained in computer files that are password protected or otherwise secure against access by unauthorized persons. All Employees should lock their computers at the end of each work day.

COMPANY PROPERTY. Employees may not physically remove Confidential Information from the premises of CAPCO except as consistent with and in furtherance of the performance of their duties to CAPCO. All originals and copies of Confidential Information are the sole property of CAPCO. Upon the termination of employment for any reason, or upon the request of CAPCO at any time, each Employee promptly will deliver all copies of such materials to CAPCO.

REPORTS TO THE BOARD
--------------------

The Chief Compliance Officer of the Funds and the Distributor shall each report in writing to the Board of Directors/Trustees at least annually, and the Funds' Chief Compliance Officer shall require each Adviser to provide a similar report, regarding the following matters not previously reported:

     o Significant issues arising under their respective codes of ethics, including material violations of the code of ethics; violations that, in the aggregate, are material; and any sanctions imposed;

     o Significant conflicts of interest involving the personal investment policies of the Funds, an Adviser or Distributor, as applicable, even if they do not involve a violation of the applicable code of ethics; and

     o The results of monitoring of personal investment activities of Access Persons in accordance with the procedures referred to in this Code.

Each such report shall certify that the Funds, their Advisers or the Distributor, as applicable, have adopted procedures reasonably necessary to prevent Access Persons from violating the relevant Code of Ethics.

The Chief Compliance Officer shall have discretion to determine that a violation is not material and need not be included in a report to the Board of Directors/Trustees.

The Boards of Directors/Trustees shall consider reports made to them hereunder and may impose such sanctions or further sanctions, as it deems appropriate, including, among other things, a letter of sanction or suspension or termination of the employment of the violator.

In addition to the annual report, the Chief Compliance Officer shall report to the Board of Directors/Trustees of each Fund promptly, but no later than the next board meeting, regarding serious violations of the Code or an Adviser's code of ethics, of concern to such Fund that are reported to the Chief Compliance Officer.

The Boards of Directors/Trustees shall review the Code and its operation at least once a year.

RECORDKEEPING
-------------

The Funds and the Distributor shall maintain the following records at their principal offices:

        1. The Code and any related procedures and any code that has been in effect during the past five years shall be maintained in an easily accessible place;

        2. a copy of each written acknowledgement and assurance obtained from an Access Person in accordance with the requirements of the Code.

        3. a record of any violation of the Code and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

        4. a copy of each report under the Code by (or duplicate brokers' advice for the account of) an Access Person, to be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

        5. a record of all persons, currently or within the past five years, who are or were required to make or to review reports under Section V.1,
           V.2 or V.3, to be maintained in an easily accessible place;

        6. a copy of each report under Section VI.1 by the Chief Compliance Officer to the Fund Boards, to be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

        7. a record of any decision, and the reasons supporting the decision, to approve an acquisition by an Access Person of securities offered in an Initial Public Offering or in a Limited Offering, or to approve a securities transaction by an Access Person pursuant to of this Code, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.

APPROVAL REQUIREMENTS
---------------------

        This Code, and any material changes to this Code, must be approved by the Board of Directors/Trustees of the Funds. The Board of Directors/Trustees of a Fund must also approve the code of ethics of any Adviser ("Adviser Code") and any material changes to such Adviser Code. Each such approval must be based on a determination that the Code or Adviser Code, as applicable, contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1. Before approving the Code, an Adviser Code or any amendment to the Code or an Adviser Code, the Board of Directors/Trustees must receive a certification from the Funds, the Distributor or the Adviser, as applicable, that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code or Adviser Code. Before initially retaining any investment adviser, sub-adviser or principal underwriter, a Fund's Board of Directors/Trustees must approve the code of ethics of the relevant entity, and must approve any material change to that code of ethics within six months after the adoption of the change.